Exhibit 99.1

Cyteir Therapeutics Reports First Quarter 2023 Financial Results and Operational Highlights

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Enrollment continuing in trials with CYT-0851 in combination with capecitabine or gemcitabine with data expected in mid-2023
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Ended first quarter of 2023 with approximately $137.2 million in cash

LEXINGTON, MA— May 8, 2023 — Cyteir Therapeutics, Inc. (“Cyteir”) (Nasdaq: CYT), a clinical stage oncology company, today reported financial results for the first quarter ended March 31, 2023 and provided an update on recent operational highlights.

“We have made encouraging progress enrolling patients in the CYT-0851 Phase 1 combination trial with capecitabine and gemcitabine, while maintaining our strong financial discipline,” said Markus Renschler, MD, President and Chief Executive Officer of Cyteir. “We look forward to sharing preliminary data on the Phase 1 combination cohorts with CYT-0851 in mid-year.”

Recent Updates to the CYT-0851 Clinical Program

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Enrollment in the Phase 1 trial with CYT-0851 in combination with capecitabine in advanced ovarian cancer continues at the 400mg dose of CYT-0851, which was determined to be the recommended Phase 2 dose in the capecitabine combination. Preliminary data on the combination with capecitabine are expected to be disclosed in mid-2023.
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Enrollment in the Phase 1 dose escalation cohorts of CYT-0851 in combination with gemcitabine in solid tumors continues. A maximum tolerated dose and/or recommended Phase 2 dose of CYT-0851 in combination with gemcitabine is expected to be determined and preliminary results to be disclosed in mid-2023.
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A poster of preliminary results of monotherapy and combination data with CYT-0851 will be presented at the American Society of Clinical Oncology during the Developmental Therapeutics—Molecularly Targeted Agents and Tumor Biology poster session on June 3, 2023 at 8:00am.
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Poster title: Phase 1 results of CYT-0851, a monocarboxylate transporter (MCT) inhibitor, in combination with capecitabine (cape) or gemcitabine (gem) in advanced solid tumors. Abstract: 3099, Poster Bd #: 297

Recent Business Updates

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Cyteir is pursuing out-licensing of its preclinical DNA polymerase theta (POLθ or POLQ) inhibitor program.

First Quarter 2023 Financial Results

Cash and cash equivalents: Cash and cash equivalents as of March 31, 2023 were $137.2 million, which are expected to fund planned operations into 2026.

Research and development (R&D) expenses: R&D expenses were $9.3 million for the first quarter of 2023 versus $10.1 million for the same period in 2022. The year-over-year decrease in R&D spending was due primarily to a decrease in costs related to our MCT inhibitor program, which includes research activities and ongoing clinical trial costs, partially offset by an increase in personnel severance-related costs.

General and administrative (G&A) expenses: G&A expenses were $4.1 million for the first quarter of 2023 compared to $4.0 million for the same period in 2022. The year-over-year increase in G&A expenses was primarily due to an increase in personnel severance-related costs, partially offset by a decrease in insurance and state taxes.

Net loss: Net loss was $12.5 million, or $0.35 per share, in the first quarter of 2023 compared to $14.1 million, or $0.40 per share, for the same period in 2022.

About Cyteir Therapeutics, Inc.

Cyteir is a clinical-stage oncology company that is focused on the development of CYT-0851, an oral investigational drug that inhibits monocarboxylate transporters. Cyteir’s current priority in CYT-0851 development is in combination with capecitabine and gemcitabine in a Phase 1/2 clinical study, including patients with advanced ovarian cancer. Follow Cyteir on social media: LinkedIn and Twitter and at www.cyteir.com.

Forward-Looking Statements

This press release contains “forward-looking statements” about Cyteir’s strategy, future plans, and prospects, including statements regarding the development of Cyteir’s compounds and potential expansion opportunities, regulatory strategy, and path for Cyteir’s compounds, the expected timing and reporting of results of Cyteir’s preclinical and clinical studies, and Cyteir’s expected cash runway. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include: the benefits and potential impact of our portfolio prioritization; expected timing to receive clinical data from current ongoing clinical studies; expected cost savings from our prioritization and reduction in force; and our expected extended cash runway.

Actual results could differ materially from those included in the forward-looking statements due to various factors, risks and uncertainties, including, but not limited to: that Cyteir’s clinical trials may fail to demonstrate adequately the safety and efficacy of CYT-0851; that preclinical testing of CYT-0851 may not be predictive of the results or success of clinical trials; that the clinical development of CYT-0851 may be delayed or otherwise take longer and/or cost more than planned; that Cyteir may be unable to initiate, enroll or complete clinical development of CYT-0851; that the continuing global outbreak of COVID-19 (including any resurgences or variants) may result in development or manufacturing delays, supply shortages, or shortages of qualified healthcare personnel; that synthetic lethality, as an emerging class of precision medicine targets, could result in negative perceptions of the efficacy, safety or tolerability of this class of targets, which could adversely affect our ability to conduct our business, advance our drug candidates or obtain regulatory approvals; and that Cyteir’s compounds may not receive regulatory approvals or become commercially successful products. These and other risks and uncertainties are identified under the heading “Risk Factors” in Cyteir’s most recent Annual Report on Form 10-K and other filings Cyteir has made and may make with the Securities and Exchange Commission ("SEC") in the future, available on the SEC's website at www.sec.gov.

The forward-looking statements contained in this press release are based on management's current views, plans, estimates, assumptions, and projections with respect to future events, and Cyteir does not undertake and specifically disclaims any obligation to update any forward-looking statements.

CONTACT:

Cyteir Investor Relations

857-285-4140

ir@cyteir.com

Cyteir Therapeutics Inc
Condensed consolidated statements of operations
(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended March 31,
	2023	2022
Operating expenses:
Research and development	$9,312	$10,088
General and administrative	4,110	4,043
Total operating expenses	13,422	14,131
Loss from operations	(13,422)	(14,131)
Other income (expense):
Interest income	1,543	29
Loss on disposal of property and equipment	(925)	-
Gain on lease terminations and modification	318	-
Total other income (expense)	936	29
Net loss	$(12,486)	$(14,102)
Net loss per share—basic and diluted	$(0.35)	$(0.40)
Weighted-average common stock outstanding—basic and diluted	35,587,806	35,241,251

Research and development expenses for both the first quarter-ended March 31, 2023 and 2022 include stock-based compensation expense of $0.4 million. General and administrative expenses for the first quarter-ended March 31, 2023 include stock-based compensation expense of $0.6 million compared to $0.8 million in the corresponding periods of 2022.

Cyteir Therapeutics Inc
Condensed consolidated balance sheets
(in thousands, except share and per share amounts) (unaudited)

	March 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$137,204	$147,120
Prepaid expenses and other current assets	1,190	2,089
Total current assets	$138,394	$149,209
Property and equipment, net	323	1,699
Other assets	259	2,324
Total assets	$138,976	$153,232
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$674	$1,128
Accrued expenses and other current liabilities	3,287	4,187
Total current liabilities	$3,961	$5,315
Other long term liabilities	39	1,631
Total liabilities	$4,000	$6,946
Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock, $0.001 par value: 40,000,000 shares authorized as of March 31, 2023 and December 31, 2022, respectively; no shares issued and outstanding as of March 31, 2023 and December 31, 2022	-	-
Common stock, $0.001 par value: 280,000,000 shares authorized; 35,658,429 and 35,575,694 shares issued as of March 31, 2023 and December 31, 2022, respectively; 35,624,127 and 35,516,249 shares outstanding as of March 31, 2023 and December 31, 2022, respectively	35	35
Additional paid-in capital	285,541	284,365
Accumulated deficit	(150,600)	(138,114)
Total stockholders’ equity	134,976	146,286
Total liabilities and stockholders’ equity	$138,976	$153,232